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                                                                    EXHIBIT 99.1

                              CERTAIN DEFINITIONS


The terms defined in this section are used throughout this report.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf.  Billion cubic feet of natural gas.

Behind-pipe reserves. Proved reserves in a formation through which production casing has already been set in the wellbore, but from which production has not commenced.

Boe. Barrels of oil equivalent, determined using the ratio of six Mcf of natural gas (including natural gas liquids) to one Bbl of crude oil or condensate.

Btu. British thermal unit or units. One Btu is the heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

COPAS charge. A charge made by the operator of a well for the account of all working interests, the payment of which constitutes reimbursement for the operator's administrative costs attributable to operating the well.

Development location.  A location on which a development well can be drilled.

Development well, development drilling. Drilling of a well within the proved area of an oil or gas reservoir to the stratigraphic depth of a horizon known to be productive in an attempt to recover proved undeveloped reserves.

Dry hole. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or gas well.

Estimated future net revenues. Revenues from production of oil and natural gas, net of all production-related taxes, lease operating expenses and capital costs.

Exploitation well or exploitation drilling. Drilling of wells in areas of known production. However, because of geologic, reservoir and other characteristics it is possible that an exploitation well may not encounter commercial quantities of reserves. Therefore such wells carry somewhat greater risk than development drilling. Oil and gas reserves associated with exploitation wells are not typically considered to be proved.

Exploratory well or exploratory drilling. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir beyond existing defined limits.





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Farmout.  An assignment of an interest in a drilling location and related acreage, typically conditional upon the drilling of a well on that drilling location.

Finding Cost. The capital costs associated with finding and developing oil and natural gas reserves.

Gross acre.  An acre in which a working interest is owned.

Gross well.  A well in which a working interest is owned.

Held by production. Acreage covered by an oil and gas lease which has a producing well on it, or which is pooled with a lease or leases having one or more producing wells on them, so the lease is maintained in effect for the duration of such production.

Henry Hub. The delivery point of the NYMEX natural gas contract, located in southern Louisiana.

Horizontal drilling. Horizontal drilling involves deviating the angle of a wellbore approximately 90 degrees from vertical to near horizontal in the formation of interest. Horizontal drilling permits the wellbore to contact and intersect a larger portion of the producing horizon than is permitted by conventional vertical drilling techniques and can result in increased production rates and greater ultimate recovery of hydrocarbons.

Hydraulic fracturing. A mechanical technique used to enhance productivity and ultimate reserve recovery. Fluids and a proppant are injected into a particular reservoir at rates and pressure sufficient to create a series of fractures or cracks in that reservoir.

Increased density, or infill, drilling. Somewhat similar to development drilling, increased density drilling involves wells drilled within the proved area of an oil or gas reservoir to a zone known to be productive. However, infill drilling generally involves an increase in well density based on engineering and geological studies which demonstrate that the existing well density does not adequately drain the reservoir.

Lead. An area with respect to which the Company has very preliminary information warranting further geoscientific investigation and analysis with the hope that one or more prospects may be developed.

Lease operating expense. All direct costs associated with and necessary to operate a producing property.

MBbl.  One thousand barrels of crude oil or other liquid hydrocarbons.

MBoe.  One thousand barrels of oil equivalent.

MBtu.  One thousand Btus.

Mcf.  One thousand cubic feet of natural gas.

MMBbl.  One million barrels of crude oil or other liquid hydrocarbons.

MMBoe.  One million barrels of oil equivalent.





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MMBtu.  One million Btus.

MMcf.  One million cubic feet of natural gas.

Multi-pay horizons. A well bore with more than one zone that may potentially produce oil and/or natural gas.

Net acres or net wells. The sum of the working interests owned in gross acres or gross wells.

Present value of estimated future net revenues, pretax present value at constant prices of estimated future net revenues. Estimated future net revenues before income taxes, discounted by a factor of ten percent per annum and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Commission.

Productive well. A well that is producing or that is capable of producing oil or natural gas.

Prospect. An area with respect to which the Company has geologic and possibly geophysical information and analysis indicating the possible presence of producible hydrocarbons at one or more reasonably focused locations. The term prospect refers to many types of areas with a wide range of completeness of concept, information and analysis but, in any event, is based on more complete information than a lead.

Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped location. A site on which a development well can be drilled consistent with local spacing rules for the purpose of recovering proved reserves.

Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Recompletions. Within an existing wellbore, a recompletion involves completion for production of a formation other than those which have previously been productive. It is the mechanism by which behind-pipe reserves become productive.

Reserve replacement costs. Total costs incurred for exploration and development, divided by reserves added from all sources, including reserve discoveries, extensions and improved recovery additions, net of revisions to reserve estimates and purchases of reserves in place.

Royalty interest, overriding royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of drilling, completion and production.

Tcf.  One trillion cubic feet of natural gas.






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3-D seismic projects.  3-D seismic projects involve the use of seismic reflections to assist in mapping in three dimensions the structural and stratigraphic aspects of certain reservoirs lending themselves to the application of this advanced technology. Particularly when coupled with advanced processing, interpretation, geostatistical techniques and interpretive geology, this technology can materially reduce the risk associated with some types of drilling.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Waterflood. A waterflood is the injection of water into a reservoir to (i) fill pores vacated by produced fluids or (ii) push hydrocarbons from the injector well to another wellbore from which reserves can be produced. Waterfloods are intended to maintain reservoir pressure, assist production and enhance reservoir recovery rates.

Wattenberg. The geographic region in the D-J Basin located approximately 35 miles north of Denver, where the J-Sand formation is productive, as well as adjacent areas where the Codell, Niobrara, Sussex and Shannon formations are productive.

Wellbore extension. A wellbore extension involves deepening an existing wellbore to a new and deeper formation.

Working interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and entitles it to ownership of a share of production.